STOCK PLEDGE AGREEMENT

STOCK PLEDGE AGREEMENT (this “Agreement”), dated August 2, 2007 by and between Kang Yi Hua (“Pledgor”); the Lenders identified on Schedule A hereto (collectively, “Pledgee”); and the Collateral Agent;

WITNESSETH:

WHEREAS, the Pledgee will lend up to $2,000,000 to Ever-Glory International Group, Inc., a Florida corporation (“Borrower”), with such loan to be evidenced by one or more promissory notes (“Note”); and

WHEREAS, Pledgor is the President, Chief Executive Officer and Chairman of Borrower, and it is to his benefit and advantage that the loans be made and the Notes be issued; and

WHEREAS, in order to induce Pledgee to make the loan and accept the Note, the Pledgor has agreed to secure all of the Borrower’s obligations under the Notes with the grant to the Collateral Agent of a first priority security interest in 3,897 shares of Series A Preferred Stock (convertible into 30,000,000 shares of common stock) of the Borrower which is owned of record and beneficially controlled by the Pledgor.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.  Definitions.

The following terms shall have the following meanings wherever used in this Agreement:

 “Collateral Agent” shall mean the person appointed pursuant to the Collateral Agent Agreement.

“Collateral Agent Agreement” shall mean the agreement dated at or about the date of this Agreement, entered into by the parties hereto, Borrower and the Collateral Agent pursuant to which the Collateral Agent was appointed to act on behalf of the Pledgees.

“Event of Default” shall have the meaning given thereto in the Notes.

“Obligations” shall mean all principal and interest and other payments which may be due and payable under the Notes, whether upon stated maturity, by acceleration, or otherwise, outstanding at any time and under this Agreement, and any other payment obligation of the Borrower to the Pledgee pursuant to the “Transaction Documents” as defined in the “Subscription Agreement” pursuant to which the Notes are being issued.

“Pledged Stock” shall mean in the aggregate, 3,897 shares of Series A Preferred Stock of the Borrower.

“Satisfaction Date” shall mean that date on which all of the Obligations have been paid or otherwise satisfied in full.

2.  Pledge of the Pledged Stock/Additional Deposits.

(a)  As security for the due and timely payment and performance of all of the Obligations, the Pledgor pledges to the Pledgees, and grants to the Pledgees a first priority lien and security interest in, all of the Pledged Stock (as same are constituted from time to time), together with all cash dividends, stock dividends, interest, profits, premiums, redemptions, warrants, subscription rights, options, substitutions, exchanges and other distributions now or hereafter made on the Pledged Stock and all cash and non-cash proceeds thereof, until the Satisfaction Date. The Pledged Stock and all property at any time pledged to the Pledgee hereunder or in which the Pledgee is granted a security interest (whether described herein or not) and all income therefrom and proceeds thereof are herein included in the definition of Pledged Stock.

(b)  In furtherance of the pledge hereunder, the Pledgor is, concurrently herewith, delivering to the Collateral Agent, the certificates representing all of the Pledged Stock, each of which now remains in the name of the Pledgor and accompanied by appropriate undated stock powers duly endorsed in blank by the Pledgor bearing “medallion” signature guarantees.

(c) If, while this Agreement is in effect, the Pledgor becomes entitled to receive or receives any stock certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or issued in connection with any reorganization), option or rights whether as an addition to, in substitution of, or in exchange for, any Pledged Stock or otherwise, the Pledgor agrees to accept the same as agent for the Collateral Agent, to hold the same in trust on behalf of and for the benefit of the Pledgee, and to deliver the same forthwith to the Collateral Agent in the exact form received, with the endorsement of the Pledgor when necessary and/or appropriate undated “medallion” stock or other powers duly executed in blank, to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid on or in respect of the Pledged Stock on the liquidation or dissolution of the Borrower shall be paid over to the Collateral Agent, to be held by the Collateral Agent, subject to the terms and conditions hereof, as additional collateral security for the Obligations.

3.  Retention of the Pledged Stock.

(a)  Except as otherwise provided herein, the Collateral Agent shall have no obligation with respect to the Pledged Stock, except to use reasonable care in the custody and preservation thereof, to the extent required by law.

(b)  The Collateral Agent shall hold the Pledged Stock in the form in which same are delivered herewith, unless and until there shall occur an Event of Default.

4.  Rights of the Pledgor. Throughout the term of this Agreement, so long as no Event of Default is uncured and continuing, the Pledgor shall have the right to vote the Pledged Stock in all matters presented to the stockholders of the Borrower for vote thereon, except in a manner inconsistent with the terms of this Agreement or detrimental to the interests of the Pledgee.

5.  Event of Default; Power of Attorney.

(a)  Upon the occurrence and during the continuance of any Event of Default beyond the applicable cure period, the Collateral Agent shall have the right to: (i) exercise all voting and corporate rights of, and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to, any Pledged Stock as if the Pledgee were the absolute owner thereof, including (without limitation) the right to exchange, at its discretion, any and all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other readjustment of the Pledgor or upon the exercise by the Pledgor or the Collateral Agent of any right, privilege or option pertaining to any of the Pledged Stock and, in connection therewith, to deposit and deliver any and all of the Pledged Stock with any committee, depository, transfer agent, registrar or other designated agency on such terms and conditions as the Pledgee may determine, all without liability except to account for property actually received by it; (ii) apply any funds or other property received in respect of the Pledged Stock to the Obligations, and receive in its own name any and all further distributions which may be paid in respect of the Pledged Stock, all of which shall, upon receipt by the Collateral Agent, be applied to the Obligations; (iii) transfer all or any portion of the Pledged Stock (as determined by the Pledgee in its discretion) on the books of the Borrower to and in the name of the Collateral Agent or such other person or persons as the Collateral Agent may designate; (iv) effect any sale, transfer or disposition of all or any portion of the Pledged Stock and in furtherance thereof, take possession of and endorse any and all checks, drafts, bills of exchange, money orders or other documents and instruments received on account of the Pledged Stock; (v) collect, sue for and give acquittance for any money due on account of any of the foregoing; and (vi) take any and all other action contemplated by this Agreement, or as otherwise permitted by law, or as the Pledgee may reasonably deem necessary or appropriate, in order to accomplish the purposes of this Agreement.

(b)  In furtherance of the foregoing powers of the Collateral Agent, the Pledgor hereby authorizes and appoints the Collateral Agent, with full powers of substitution, as the true and lawful attorney-in-fact of the Pledgor, in his name, place and stead, to take any and all such action as the Collateral Agent, in its sole discretion, may deem necessary or appropriate in furtherance of the exercise of the aforesaid powers specifically set forth in this Agreement. Such power of attorney shall be coupled with an interest, and shall be irrevocable until the Satisfaction Date. Without limitation of the foregoing, such power of attorney shall not in any manner be affected or impaired by reason of any act of the Pledgor or by operation of law. Nothing herein contained, however, shall be deemed to require or impose any duty upon the Collateral Agent to exercise any of the rights or powers granted herein.

(c)  The foregoing rights and powers granted to the Collateral Agent, and the foregoing power of attorney, shall be fully binding upon any person who may acquire any beneficial interest in any of the Pledged Stock or any other property held or received by the Collateral Agent hereunder.

6.  Foreclosure; Sale of Pledged Stock.

(a) Without limitation of paragraph 5 above, in the event that the Collateral Agent shall make any sale or other disposition of any or all of the Pledged Stock pursuant to the terms of this Agreement, the Collateral Agent may also:

(i) offer and sell all or any portion of the Pledged Stock publicly through a registered broker-dealer, or by means of a private placement restricting the offer or sale to a limited number of prospective purchasers who meet such suitability standards as the Collateral Agent and its counsel may deem appropriate, and who may be required to represent that they are purchasing Pledged Stock for investment and not with a view to distribution;

(ii) sell any or all of the Pledged Stock upon credit or for future delivery, without being in any way liable for failure of the purchaser to pay for the subject Pledged Stock; and

(iii)  receive and collect the net proceeds of any sale or other disposition of any Pledged Stock, and apply same in such order and to such of the Obligations (including the customary costs and expenses of the sale or disposition of the Pledged Stock) as the Collateral Agent may, in its absolute discretion, deem appropriate.

(b) Upon any sale of any of the Pledged Stock in accordance with this Agreement, the Collateral Agent shall have the right to assign, transfer and deliver the subject Pledged Stock to the purchaser(s) thereof, and each such purchaser shall be entitled to hold such Pledged Stock absolutely free from any right or claim of the Pledgor and/or any other person claiming any beneficial interest in the Pledged Stock, including any equity of redemption (which right and all other such rights are hereby waived by the Pledgor to the fullest extent permitted by law).

(c) Following the occurrence and during the existence of an Event of Default that has continued beyond that applicable cure period, Pledgor and Borrower will cooperate and provide such certificate, resolutions, representations, legal opinions and all other matters necessary to facilitate a transfer or sale of any part of the Pledged Stock pursuant to Rule 144. Pledgor and Borrower are unaware of any impediment to the resale of the Pledged Stock in reliance on Rule 144 by the Pledgee upon an Event of Default. Pledgor and Borrower will not take any action that would impede or limit the Collateral Agent’s ability to sell all the Pledged Stock upon an Event of Default, pursuant to Rule 144. For so long as any Pledged Stock is subject to this Agreement, the Pledgor will not sell any security of Borrower which sale would or could be aggregated with sales by the Collateral Agent or Pledgee pursuant to Rule 144. Borrower shall issue instructions to its transfer agent to comply with the foregoing sentence. Borrower will not permit the transfer of any security of Borrower if such transfer would or could aggregate for purposes of Rule 144 with sales of the Pledged Stock by the Pledgor or any sales of the Pledged Stock. Pledgor represents and warrants that he has not sold any security of Borrower during the ninety (90) days prior to the date of this Agreement. Borrower acknowledges that upon transfer of the Pledged Stock to the Collateral Agent or other transferee, the Collateral Agent’s holding period under subsections (d) and (k) of Rule 144 may be “tacked” with the Pledgor’s holding period. Pledgor and Borrower further represent that the Notes were issued in a bona fide loan transaction. Schedule A hereto sets forth the holding periods of the components of the Pledged Stock as calculated pursuant to Rule 144.

(d) Nothing herein contained shall be deemed to require the Collateral Agent to effect any sale or disposition of any Pledged Stock at any time, or to consummate any proposed public or private sale at the time and place at which same was initially called. It is the intention of the parties hereto that the Collateral Agent shall, subject to any further conditions imposed by this Agreement, at all times following the occurrence of an Event of Default, have the right to use or deal with the Pledged Stock as if the Collateral Agent were the outright owner thereof, and to exercise any and all rights and remedies, as a secured party in possession of collateral or otherwise, under any and all provisions of law.

(e) The Collateral Agent may take action and exercise rights in connection with any portion of the Pledged Stock regardless of the existence of any other security for the Obligations.

7.  Covenants, Representations and Warranties.

In connection with the transactions contemplated by this Agreement, and knowing that the Pledgee and Collateral Agent are and shall be relying hereon, the Pledgor hereby covenants, represents and warrants that:

(a) the Pledged Stock has been and will be duly and validly issued, is and will be fully paid and non-assessable, and is and will be owned by the Pledgor free and clear of any and all restrictions, pledges, liens, encumbrances or other security interests of any kind, save and except for the pledge to the Collateral Agent pursuant to this Agreement;

(b) there are and will be no options, warrants or other rights in respect of the sale, transfer or other disposition of any of the Pledged Stock by the Pledgor, and the Pledgor has the absolute right to pledge the Pledged Stock hereunder without the necessity of any consent of any Person;

(c) neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with or performance of this Agreement by the Pledgor, conflicts with or will result in the breach or violation of or a default under the terms, conditions or provisions of (i) any mortgage, security agreement, indenture, evidence of indebtedness, loan or financing agreement, or other agreement or instrument to which the Pledgor is a party or by which the Pledgor is bound, or (ii) any provision of law, any order of any court or administrative agency, or any rule or regulation applicable to the Pledgor;

(d) this Agreement has been duly executed and delivered by the Pledgor, and constitutes the legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms;

(e) there are no actions, suits or proceedings pending or threatened against or affecting the Pledgor that involve or relate to the Pledged Stock; and

(f) upon execution and performance of this Agreement by Pledgor, the Pledgee shall have the senior security interest in the Pledged Stock.

8. UCC Filings. Pledgor hereby grants to Collateral Agent the right and authority to file UCC Financing Statements in Florida and any other jurisdiction in the sole discretion of Pledgee to memorialize the security interest herein granted.

9. Return of the Pledged Stock.

(a) So long as an Event of Default has not occured, at such time as (i) all amounts payable on the Notes and pursuant to the Transaction Documents have been reduced to $1,000,000 or less; and (ii) the average daily closing price of the Pledged Stock as reported by Bloomberg LP for the principal market, for the 30 trading days prior to the Request Date is higher than $0.29, then the Pledgor may request of the Collateral Agent and the Pledgee that the Collateral Agent return to Pledgor and irrevocably release from collateral, 1,948 shares of Series A Preferred Stock (or the proportionate shares resulting from the conversion thereof). The day on which the Pledgor makes such request is the Request Date. Upon confirmation by the Pledgee to the Collateral Agent that the above two conditions have been met, Collateral Agent will then return the collateral to be released pursuant to this Section 9(a) to the Pledgor.

(b)  To the extent that the Collateral Agent shall not previously have taken, acquired, sold, transferred, disposed of or otherwise realized value on the Pledged Stock in accordance with this Agreement, on the date on which the Obligations have been indefeasibly discharged (by payment in cash or conversion of Notes to common stock, as applicable) (the “Satisfaction Date”), any remaining security interest in the Pledged Stock shall automatically terminate, cease to exist and be released, and the Collateral Agent shall forthwith return any remaining Pledged Stock and irrevocably release such shares from collateral.

10. Expenses of the Pledgee. All expenses incurred by the Collateral Agent (including but not limited to reasonable attorneys’ fees) in connection with any actual or attempted sale or other disposition of Pledged Stock hereunder shall be reimbursed to the Collateral Agent by the Pledgor and Borrower (jointly and severally) on demand, or, at the Pledgee’s option, such expenses may be added to the Obligations and shall be payable on demand.

11. Further Assurances. From time to time hereafter, each party shall take any and all such further action, and shall execute and deliver any and all such further documents and/or instruments, as any other party may request in order to accomplish the purposes of and fulfill the parties’ obligations under this Agreement, in order to enable the Collateral Agent to exercise any of its rights hereunder, and/or in order to secure more fully the Collateral Agent’s interest in the Pledged Stock.

12.  Termination. This Agreement shall terminate on the Satisfaction Date, except that the parties’ obligations under Section 9 shall survive until performed.

13. Miscellaneous.

(a) All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

To Pledgor:	Mr. Kang Yi Hua c/o Ever-Glory International Group, Inc., 100 N. Barranca Ave # 810 West Covina, CA 91791, Attn: Edward Kang Fax: (626)839-9118

With a copy by fax to:	Edgar D. Park, Esq. Richardson & Patel LLP 10900 Wilshire Boulevard, Suite 500 Los Angeles, CA 90024 Fax: (310) 208-1154

To Pledgees:	To the addresses and fax numbers set forth on Schedule A

To the Collateral Agent:	Eliezer Drew 551 Fifth Avenue, Suite 1601 New York, NY 10176 Fax (212) 697-3575

With a copy by fax to:	Grushko & Mittman, P.C. 551 Fifth Avenue, Suite 1601 New York, New York 10176 Fax: (212) 697-3575

(b) If any notice to Pledgor of the sale or other disposition of Pledged Stock is required by then applicable law, five (5) business days prior written notice (which Pledgor agrees is reasonable notice within the meaning of Section 9-504(3) of the Uniform Commercial Code) to Pledgor of the time and place of any sale of Pledged Stock which Pledgor agrees may be by private sale. The rights granted in this Section are in addition to any and all rights available to Pledgee under the Uniform Commercial Code.

(c) The laws of the State of New York including but not limited to Article 9 of the Uniform Commercial Code as in effect from time to time, shall govern the construction and enforcement of this Agreement and the rights and remedies of the parties hereto. The parties hereby consent to the exclusive jurisdiction of all courts sitting in the State and County of New York, in connection with any action or proceeding under or relating to this Agreement, and waive trial by jury in any such action or proceeding.

(d) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns. The Pledgor shall not, however, assign any of its or his rights or obligations hereunder without the prior written consent of the Pledgee, and the Pledgee and Collateral Agent shall not assign its rights hereunder without simultaneously assigning thier obligations hereunder to the subject assignee. Except as otherwise referred to herein, this Agreement, and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties relating to the specific subject matter hereof.

(e) Neither any course of dealing between the Pledgor and the Collateral Agent and/or Pledgee nor any failure to exercise, or any delay in exercising, on the part of the Collateral Agent and/or Pledgee, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege operate as a waiver of any other exercise of such right, power or privilege or any other right, power or privilege.

(f) The Collateral Agent and Pledgee’s rights and remedies, whether hereunder or pursuant to any other agreements or by law or in equity, shall be cumulative and may be exercised singly or concurrently.

(g) No change, amendment, modification, waiver, assignment of rights or obligations, cancellation or discharge hereof, or of any part hereof, shall be valid unless the Pledgee shall have consented thereto in writing.

(h) The captions and paragraph headings in this Agreement are for convenience of reference only, and shall not in any way define, limit or describe the construction, terms or provisions of this Agreement.

(i) If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

(j) All of the rights granted to the Pledge hereunder will be exercised by the Collateral Agent on behalf of Pledgee, pursuant to the Collateral Agent Agreement.

(k) This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile signature and delivered by facsimile transmission.

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IN WITNESS WHEREOF, the parties hereto have executed this Stock Pledge Agreement on and as of the date first set forth above.

PLEDGOR:

______________________________________
Yi Hua Kang

PLEDGEE:

CHESTNUT RIDGE PARTNERS L.P. ____________________________ By: Its:	ALPHA CAPITAL ANSTALT ____________________________ By: Its:

WHALEHAVEN CAPITAL FUND LIMITED ____________________________ By: Its:	RONALD C. PASTERNAK ____________________________ By: Its:

JONATHAN BLAUSTEIN ____________________________ By: Its:	ELLIE KATZ ____________________________ By: Its:

COLLATERAL AGENT: ____________________________

ACKNOWLEDGEMENT:

Ever-Glory International Group, Inc. acknowledge and agrees to be bound by the terms of Section 5(d) of this Stock Pledge Agreement and will not take or allow any action contrary to the terms of this Stock Pledge Agreement that would impair the value of the Pledged Stock or Pledgees’ interests therein.

EVER-GLORY INTERNATIONAL GROUP, INC.

By:
Guo Yan
Chief Financial Officer

SCHEDULE A

Lender	Note Principle	Warrants
Chestnut Ridge Partners L.P. 50 Tice Blvd. Woodcliff Lake , N. J. 07677 Attn: Kenneth Holz CFO Fax: (201) 802-9450	$1,300,000	5,909,091
Alpha Capital Anstalt Pradafant 7 9490 Furstentums Vaduz, Lichtenstein Fax: 011-42-32323196	$250,000	1,136,364
Whalehaven Capital Fund Limited c/o FWS Capital Ltd. 3rd Floor, 14 Par-Laville Road Hamilton, Bermuda HM08 Fax: (441) 295-5262	$250,000	1,136,364
Ronald C. Pasternak 325 Howard Ave. Fairlawn , New Jersey 07410 Fax: (201) 791-3848	$100,000	454,545
Jonathan Blaustein 544 Asbury Street New Milford , NJ 07646 Fax: (928) 438-4763	$50,000	227,273
Ellie Katz 191 Walnut St Englewood, NJ 07631 Fax: (201)568-6234	$50,000	227,273